Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

EZCORP, Inc.
Austin, Texas

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-191675) pertaining to the EZCORP, Inc. 2003 Incentive Plan, the Registration Statement (Form S-8 No. 333-191671) pertaining to the EZCORP, Inc. 2006 Incentive Plan and the Registration Statement (Form S-8 No. 333-191677) pertaining to the EZCORP, Inc. 2010 Long-Term Incentive Plan of our report dated November 20, 2012, except for Notes 2, 4, 6, 7, 12, 14, 19 and 23, which are as of November 26, 2014 relating to the consolidated financial statements of EZCORP which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Dallas, Texas
November 26, 2014